EXHIBIT 10.1

License Agreement

This License Agreement (this "Agreement") is made effective as of July 10, 2017 between RockHouse Live Media Productions, Inc., of 1779 Kirby Parkway 1-332, Memphis, Tennessee 38138 and VNUE, Inc., of 104 W. 29th 11th Floor, New York, New York 10001.

In the Agreement, the party who is granting the right to use the licensed property will be referred to as "RockHouse Live Media Productions," and the party who is receiving the right to use the licensed property will be referred to as "VNUE."

The parties agree as follows:

1. GRANT OF LICENSE. RockHouse Live Media Productions owns The DiscLive Network brand, website, intellectual property, inventory, equipment and all assets connected to the business of "instant live" recording. (the "Authored Work"). In accordance with this Agreement, RockHouse Live Media Productions grants VNUE an exclusive license to use the Authored Work. RockHouse Live Media Productions retains title and ownership of the Authored Work and derivative works will be assigned to Licensor by Licensee.

2. PAYMENT OF ROYALTY. VNUE will pay to RockHouse Live Media Productions a royalty which shall be calculated as follows: 5% of sales. The royalty shall be paid monthly, starting August 1st, 2017. With each royalty payment, VNUE will submit to RockHouse Live Media Productions a written report that sets forth the calculation of the amount of the royalty payment.

3. MODIFICATIONS. Unless the prior written approval of RockHouse Live Media Productions is obtained, VNUE may not modify or change the Authored Work in any manner.

4. DEFAULTS. If VNUE fails to abide by the obligations of this Agreement, including the obligation to make a royalty payment when due, RockHouse Live Media Productions shall have the option to cancel this Agreement by providing 60 days' written notice to VNUE. VNUE shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

5. CONFIDENTIAL INFORMATION. The term "Confidential Information" means any information or material which is proprietary to RockHouse Live Media Productions, whether or not owned or developed by RockHouse Live Media Productions, which is not generally known other than by RockHouse Live Media Productions, and which VNUE may obtain through any direct or indirect contact with RockHouse Live Media Productions. Regardless of whether specifically identified as confidential or proprietary, Confidential Information shall include any information provided by RockHouse Live Media Productions concerning the business, technology and information of RockHouse Live Media Productions and any third party with which RockHouse Live Media Productions deals, including, without limitation, business records and plans, trade secrets, technical data, product ideas, contracts, financial information, pricing structure, discounts, computer programs and listings, source code and/or object code, copyrights and intellectual property, inventions, sales leads, strategic alliances, partners, and customer and client lists. The nature of the information and the manner of disclosure are such that a reasonable person would understand it to be confidential.

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A. "Confidential Information" does not include:

- matters of public knowledge that result from disclosure by RockHouse Live Media Productions;

- information rightfully received by VNUE from a third party without a duty of confidentiality;

- information independently developed by VNUE;

- information disclosed by operation of law;

- information disclosed by VNUE with the prior written consent of RockHouse Live Media Productions;

- any other information that both parties agree in writing is not confidential.

6. PROTECTION OF CONFIDENTIAL INFORMATION. VNUE understands and acknowledges that the Confidential Information has been developed or obtained by RockHouse Live Media Productions by the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset of RockHouse Live Media Productions which provides RockHouse Live Media Productions with a significant competitive advantage, and needs to be protected from improper disclosure. In consideration for the receipt by VNUE of any Confidential Information, VNUE agrees as follows:

A. No Disclosure. VNUE will hold the Confidential Information in confidence and will not disclose the Confidential Information to any person or entity without the prior written consent of RockHouse Live Media Productions.

B. No Copying/Modifying. VNUE will not copy or modify any Confidential Information without the prior written consent of RockHouse Live Media Productions.

C. Unauthorized Use. VNUE shall promptly advise RockHouse Live Media Productions if VNUE becomes aware of any possible unauthorized disclosure or use of the Confidential Information.

D. Application to Employees. VNUE shall not disclose any Confidential Information to any employees of VNUE, except those employees who are required to have the Confidential Information in order to perform their job duties in connection with the limited purposes of this Agreement. Each permitted employee to whom Confidential Information is disclosed shall sign a non-disclosure agreement substantially the same as this Agreement at the request of RockHouse Live Media Productions.

7. ARBITRATION. The parties will attempt to resolve any dispute arising out of or relating to this Agreement through friendly negotiations amongst the parties. If the matter is not resolved by negotiation within 30 days, the parties will resolve the dispute using the below Alternative (ADR) procedure. Any controversies or disputes arising out of or relating to this Agreement will be resolved by binding arbitration under the rules of the American Arbitration Association. The arbitrator's award will be final, and judgment may be entered upon it by any court having proper jurisdiction.

8. WARRANTIES. Neither party makes any warranties with respect to the use, sale or other transfer of the Authored Work by the other party or by any third party, and VNUE accepts the product "AS IS." In no event will RockHouse Live Media Productions be liable for direct, indirect, special, incidental, or consequential damages, that are in any way related to the Authored Work.

9. NON-EXCLUSIVE LICENSE TO LICENSOR. As of the effective date, VNUE grants back to RockHouse Live Media Productions a non-exclusive royalty-free license to use the Authored Work as RockHouse Live Media Productions sees fit, including for the creation of derivative works; provided, however, this license shall not limit VNUE's rights and public rights under this License.

10. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement to any other party, unless the prior written consent of the other party is obtained.

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11. TERMINATION. This Agreement may be terminated by RockHouse Live Media Productions by providing 30 days' written notice to the other party. This Agreement shall terminate automatically on June 20, 2020.

12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

13. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

14. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

15. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Tennessee.

17. SIGNATORIES. This Agreement shall be signed on behalf of RockHouse Live Media Productions by Zach Bair, President and on behalf of VNUE by Matthew Carona, COO & Director and effective as of the date first above written.

Licensor: RockHouse Live Media Productions, Inc.

By:	/s/ Zach Bair
Zach Bair
President

Licensee:
VNUE, Inc.

By:	/s/ Matthew Carona
Matthew Carona
COO & Director

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